Exhibit 10.1

FARMERS NATIONAL BANC CORP.

LONG-TERM INCENTIVE PLAN

The purpose of the Plan is to assist the Company and its Affiliates to attract and retain talented executives in order to enhance shareholder value. The Plan provides employees who are selected as Participants with financial rewards based upon the achievement of Performance Objectives directed toward the sound and financially healthy growth of the Company and its Affiliates.

ARTICLE I

DEFINITIONS

When used in the Plan, the following capitalized words, terms and phrases shall have the meanings set forth in this Article I. For purposes of the Plan, the form of any word, term or phrase shall include any and all of its other forms.

1.1	“Act” shall mean the Securities Exchange Act of 1934, as amended.

1.2	“Affiliate” shall mean any entity with whom the Company would be considered a single employer under Section 414(b) or (c) of the Code, but modified as permitted under any Code section relevant to the purpose for which the definition is applied.

1.3	“Award” shall mean an award granted pursuant to Article IV of this Plan, the settlement of which shall be conditioned upon the achievement of one or more Performance Objectives during a Performance Period.

1.4	“Award Agreement” shall mean any written or electronic agreement between the Company and a Participant that describes the terms and conditions of an Award. If there is a conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Plan shall govern.

1.5	“Board” shall mean the Board of Directors of the Company.

1.6	“Cause” shall mean, unless otherwise provided in the Award Agreement, the occurrence of any one of the following events: (a) a Participant’s commission of any intentional, reckless, or grossly negligent act which may result in material injury to the good will, business or business reputation of the Company or an Affiliate; (b) a Participant’s participation in any fraud, dishonesty, theft, conviction of a crime, or unethical business conduct; (c) a Participant’s violation of any written policy, rule or regulation of the Company or an Affiliate; or (d) a Participant’s failure to adequately perform the Participant’s job duties or to follow lawful and ethical directions provided to the Participant.

1.7	“Change in Control” shall mean the occurrence of any of the following:

(a)	the date that any person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

(b)	the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(c)	the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; or

(d)	the date that a majority of members of the Board is replaced during any twelve 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

The foregoing definition of “Change in Control” shall be interpreted consistent with the requirements of Section 409A of the Code.

1.7	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. Where appropriate, a reference to the Code shall also include the applicable Treasury Regulations and other official guidance promulgated thereunder.

1.8	“Committee” shall mean the Compensation Committee of the Board, which will be comprised of at least three directors, each of whom is a “non-employee” director within the meaning of Rule 16b-3 under the Act, and, if applicable, an “independent director” under the rules of the exchange on which the Company’s common shares are listed.

1.9	“Company” shall mean Farmers National Banc Corp., an Ohio corporation, and any successor thereto.

1.10	“Disabled” shall mean: (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees of the Participant’s employer; or (c) the Participant is determined to be totally disabled by the Social Security Administration.

1.11	“Employee” shall mean any person who is a common law employee of the Company or any Affiliate. A person who is classified as other than a common law employee but who is subsequently reclassified as a common law employee of the Company or any Affiliate for any reason and on any basis shall be treated as a common law employee only from the date that reclassification occurs and shall not retroactively be reclassified as an Employee for any purpose under the Plan.

1.12	“Participant” shall mean an Employee who is granted an Award under the Plan.

1.13	“Performance Objective” shall mean those objective or subjective performance objectives selected by the Committee pursuant to Article IV of this Plan and the achievement of which shall be used to determine the amount payable with respect to an Award at the end of the applicable Performance Period.

1.14	“Performance Period” shall mean the three-consecutive calendar year period over which the achievement of the Performance Objectives is measured.

1.15	“Plan” shall mean the Farmers National Banc Corp. 2011 Performance Incentive Plan, as set forth herein and as may be amended from time to time.

1.16	“Retirement” shall mean, unless otherwise provided in the Award Agreement, a Participant’s Termination after attaining age 62.

1.17	“Termination” shall mean a Participant’s “separation from service” within the meaning of Section 409A of the Code.

1.18	“Total Cash Compensation” shall mean the aggregate amount of base salary and annual incentive compensation earned by a Participant during the Performance Period divided by three.

ARTICLE II

ADMINISTRATION

2.1	In General. The Plan shall be administered by the Committee. The Committee shall have full power and authority to: (a) interpret the Plan and any Award Agreement; (b) establish the relevant Performance Objectives and the requisite level of achievement of those Performance Objectives; (c) establish, amend and rescind any rules and regulations relating to the Plan; (d) select Participants; (e) establish the terms and conditions of any Award consistent with the terms and conditions of the Plan; and (f) make any other determinations that it deems necessary or desirable for the administration of the Plan.

2.2	Interpretation. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan shall be made in the Committee’s sole and absolute discretion and shall be final, conclusive and binding on all persons.

2.2	Delegation of Duties. In its sole discretion, the Committee may delegate any ministerial duties associated with the Plan to any person (including Employees) it deems appropriate; provided, however, that the Committee may not delegate (a) any duties that it is required to discharge to comply with applicable law; (b) its authority to grant Awards to any Participant who is subject to Section 16 of the Securities Exchange Act of 1934.

ARTICLE III

ELIGIBILITY

Any Employee selected by the Committee shall be eligible to be a Participant in the Plan.

ARTICLE IV

AWARDS

4.1	Grant of Awards. Subject to the terms and conditions of the Plan, the Committee may grant Awards to Participants at any time. Each Award shall be based on the Participant’s Total Cash Compensation and may be earned at the “target,” “threshold” or “maximum” levels, depending on the corresponding achievement of one or more Performance Objectives during the Performance Period and the satisfaction of such other terms and conditions established by the Committee in its sole discretion and set forth in the Award Agreement evidencing the Award.

4.2	Performance Objectives. Performance Objectives may relate to the individual Participant, the Company, one or more Affiliates, one or more of their respective divisions or business units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, in each case, as determined by the Committee in its sole discretion. For purposes of determining Performance Objectives, the Committee shall select objectives from the following performance metrics:

1.	Revenue;

2.	Net earnings or net income (before or after taxes);

3.	Earnings per share;

4.	Deposit or asset growth;

5.	Net operating income;

6.	Return measures (including return on assets and equity);

7.	Fee income;

8.	Earnings before or after taxes, interest, depreciation and/or amortization;

9.	Interest spread;

10.	Productivity ratios;

11.	Share price (including, but not limited to, growth measures and total shareholder return);

12.	Expense targets;

13.	Credit quality;

14.	Efficiency ratio;

15.	Market share;

16.	Customer satisfaction;

17.	NIACC (net income after cost of capital);

18.	Texas ratio; and

19.	Strategic objectives (including, branding, mergers and acquisitions, succession management, dynamic market response, new product development, expense reduction initiatives, risk management and regulatory compliance).

The Committee shall assign each Performance Objective a relative weight and may establish a requisite level of achievement of each Performance Objective, which may include “threshold,” “target” and “maximum” levels of achievement.

4.3	Establishment of Performance Objectives. The Committee shall establish the Performance Objectives with respect to any Award and the applicable Performance Period in writing while the outcome of the applicable Performance Objectives is substantially uncertain, but in no event later than the earlier of: (a) 90 days after the beginning of the applicable Performance Period; or (b) the expiration of 25% of the applicable Performance Period.

ARTICLE V

PAYMENT WITH RESPECT TO AWARDS

5.1	Certification of Performance. With respect to any Performance Period, the Committee shall certify in writing whether the applicable Performance Objectives and other material terms and conditions of each Award have been satisfied, and, if so, determine the amount payable with respect to each Award for the Performance Period. To the extent that the achievement of the Performance Objectives occurs between two stated levels, the level of achievement will be interpolated. The Committee, in its sole discretion, may reduce the amount payable upon settlement of an Award.

5.2	Payment of Awards. Payment with respect to an Award shall be made as soon as reasonably practicable after the certification described in Section 5.1, but in no event more than 60 days after the end of the Performance Period.

5.3	Modifying Awards. The Performance Objectives relating to any Award may be determined without regard to extraordinary items or adjusted, as the Committee deems equitable, in recognition of unusual or non-recurring events affecting the Company and/or its Affiliates or changes in applicable tax laws or accounting principles.

5.4	Clawback. If the Company is required to prepare an accounting restatement due to material non-compliance of the Company, as a result of misconduct by a Participant, with any financial reporting requirement under any applicable laws, the Participant shall reimburse the Company for all amounts received under the Plan within 30 days after receipt of notice of the same from the Company.

ARTICLE VI

TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL

6.1	Effect of Termination. Except as otherwise provided in the related Award Agreement or as set forth below, if a Participant’s employment Terminates for any reason prior to the end of a Performance Period, the Participant shall forfeit any right to payment with respect to an Award for such Performance Period. Notwithstanding the foregoing:

(a)	Death, Disability or Retirement. If a Participant dies becomes Disabled or Retires during the last 12 months of a Performance Period, the Participant shall be entitled to payment with respect to an Award for that Performance Period. The amount of payment (if any) shall be determined by multiplying the amount payable for that Performance Period (as determined pursuant to Section 5.1) by a fraction, the numerator of which is the number of whole months elapsed during the Performance Period prior to the Participant’s death, Disability or Retirement and the denominator of which is 36. Payment shall be made at the same time and in the same form, and subject to the same conditions, as set forth in Article V.

(b)	Termination for Cause. If a Participant is Terminated for Cause (regardless of whether such Termination would also constitute a Retirement), the Participant shall forfeit any right to payment with respect to any Award for any Performance Period.

6.2	Effect of Change in Control. Except as otherwise provided in the related Award Agreement, if a Participant is Terminated within two years following a Change in Control, the Participant shall be entitled to receive a payment equal to the amount payable with respect to all Awards if the relevant Performance Objectives had been satisfied at the “target” level of achievement for the Performance Period. Payment will be made in a single lump-sum cash payment within 60 days following the date of termination.

6.3	Section 280G of the Code. Except as otherwise specified in the related Award Agreement or in another written agreement between the Participant and the Company or any Affiliate, if the Company concludes that any payment or benefit due to a Participant under the Plan, when combined with any other payment or benefit due to the Participant from the Company or any other entity (collectively, the “Payor”), would be considered a “parachute payment” within the meaning of Section 280G of the Code, the Payor will reduce the payments and benefits due to the Participant under the Plan to $1.00 less than the amount that would otherwise be considered a “parachute payment” within the meaning of Section 280G of the Code. Any reduction pursuant to this Section 6.3 shall be made in accordance with Section 409A of the Code.

ARTICLE VII

EFFECTIVENESS; AMENDMENT OR TERMINATION OF THE PLAN

The Plan became effective upon its approval by the Board and shall continue in effect until terminated by the Board. The Board or the Committee may amend or terminate the Plan at any time; provided, however, that neither the amendment nor the termination of the Plan may materially affect the rights of any Participant with respect to any Award that has been settled as of the date of the amendment or termination of the Plan, without such Participant’s consent.

ARTICLE VIII

MISCELLANEOUS

8.1	Non-Transferability. Except as described in Section 8.2 or as provided in a related Award Agreement, an Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution.

8.2	Beneficiary. Unless otherwise specifically designated by the Participant in writing, a Participant’s beneficiary under the Plan shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate.

8.3	No Right to Continued Service or to Awards. The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or services of a Participant or interfere with or limit the right of the Company or any Affiliate to Terminate the employment of any Employee at any time. In addition, no Employee shall have any right to be granted any Award, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards and the Committee’s interpretations and determinations with respect thereto need not be the same with respect to each Participant.

8.4	Tax Withholding. The Company or an Affiliate, as applicable, shall have the power and the right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to an Award granted under the Plan.

8.5	Requirements of Law. The grant of Awards shall be subject to all applicable laws, rules and regulations (including applicable federal and state securities laws) and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system.

8.6	Governing Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of (other than laws governing conflicts of laws) the State of Ohio.

8.7	No Impact on Benefits. Awards are not compensation for purposes of calculating a Participant’s rights under any employee benefit plan that does not specifically require the inclusion of Awards in calculating benefits.

8.8	Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and each Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

8.9	Section 409A of the Code. Awards granted pursuant to the Plan that are subject to Section 409A of the Code, or that are subject to Section 409A but for which an exception from Section 409A of the Code applies, are intended to comply with or be exempt from Section 409A of the Code, and the Plan shall be interpreted, administered and operated accordingly. Nothing in the Plan shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant, and none of the Company, its Affiliates, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code.

8.10	Section 409A Payment Delay. If a Participant is determined to be a “specified employee” (within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees), the Participant shall not be entitled to payment or to distribution of any portion of an Award that is subject to Section 409A of the Code (and for which no exception applies) and is payable or distributable on account of the Participant’s “separation from service” (within the meaning of Section 409A of the Code) until the expiration of six months from the date of such separation from service (or, if earlier, the Participant’s death). Such Award, or portion thereof, shall be paid or distributed on the first business day of the seventh month following such separation from service.

8.11	Savings Clause. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.